TWFG, INC. AMENDED AND RESTATED INSIDER TRADING POLICY This policy supersedes all previous insider trading policies adopted by our board of directors. After you have read this policy, please sign the Certification that is attached to this policy and return it to the Compliance Officer at the address indicated on the Certification. Introduction Federal and state securities laws generally prohibit any person who is aware of material non-public information about a company from trading in securities of that company. These laws also prohibit such person from disclosing material non-public information to other persons who may trade on the basis of that information. Our board of directors has adopted this policy to promote compliance with these laws and to protect you and TWFG, Inc. (together with all of its subsidiaries, the “Company” or “we”) from the serious liabilities and penalties that can result from violations of these laws. It is your responsibility to comply with the securities laws and this policy. If you have questions about this policy, please contact our Compliance Officer. Information on how to contact the Compliance Officer is set forth below under the heading “Company Assistance.” Persons Subject to This Policy If you are an employee, officer, or director of the Company or any of its subsidiaries, then this policy applies to you. It also applies to your family members who reside with you, anyone else who lives with you, any family members who do not live with you but whose transactions in Company securities are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities) and any entity whose transactions in Company securities are influenced or controlled by you. You are responsible for making sure that these other persons and entities comply with this policy. The Company may also determine that other persons should be subject to this policy, such as contractors or consultants who have access to material non-public information. In addition to this policy, our directors, executive officers and certain other designated persons who have access to material non-public information about us are subject to a supplemental policy that imposes additional restrictions on their trading in Company securities. If you possess material non-public information regarding us at the time your employment or other services with us terminates, you remain subject to this policy until the information has been publicly announced by us or is no longer material.

2 Trading and Disclosure Restrictions The following trading and disclosure restrictions apply to all of our employees, officers and directors (and any other person designated by this policy or the Compliance Officer as subject to this policy): ● If you have material non-public information regarding the Company, you must not trade or advise anyone else to trade in our securities until that information has been publicly disclosed. ● If you have material non-public information regarding a company (1) with which the Company does business, such as the Company’s carriers, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with the Company that you obtained from your employment or relationship with us, you must not trade or advise (or recommend) anyone else to trade in the securities of that other company until that information has been publicly disclosed. ● You must not disclose any material non-public information concerning the Company (or concerning any other company (1) with which the Company does business, such as the Company’s carriers, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with the Company that you obtained from your employment or relationship with us) to anyone inside the Company whose job does not require the person to have that information or outside the Company to any person, unless the disclosure is made in accordance with the Company’s disclosure and external communications policies. Transactions Covered by This Policy This policy applies to any purchase or sale (i) of Company securities, including our common stock, options to purchase our common stock, any other type of securities that we may issue, such as preferred stock, convertible debentures and warrants, as well as exchange-traded options, other derivative securities, and puts, calls and short sales involving Company securities, and (ii) of the securities of other companies (including such other company’s common stock, options to purchase its common stock, any other type of securities that such company may issue, such as preferred stock, convertible debentures and warrants, as well as exchange-traded options, other derivative securities, and puts, calls and short sales involving such company’s securities) (1) with which the Company does business, such as the Company’s carriers, vendors, customers and suppliers, or (2) that are involved in a potential transaction or business relationship with the Company, where the person trading used information obtained while working for the Company. There are no exceptions to this policy, except as specifically noted herein.

3 Transactions by the Company From time to time, the Company may engage in transactions in its own securities. The Company itself must comply with all applicable securities and state laws when engaging in transactions in the Company’s securities. Definition of Material Non-public Information Material information. Information about our Company is “material” if there is a substantial likelihood that a reasonable shareholder or investor would consider it important in making a decision to buy, sell or hold our securities, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about us. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of our securities. Both positive and negative information may be material. Information that could be material about the Company includes: ● earnings estimates (including changes of previously announced estimates) or other earnings guidance; ● changes to previously announced earnings guidance, or a decision to suspend earnings guidance; ● a significant change in our operations, projections or strategic plans; ● a Company restructuring; ● significant developments regarding the Company’s technology; ● a potential merger, acquisition or tender offer involving the Company or a change of control of the Company; ● a potential acquisition of another business or significant assets; ● a potential disposition of a business or division of the Company or significant assets; • a pending or proposed joint venture; ● significant related party transactions; ● impending bankruptcy or the existence of severe liquidity problems; ● the gain or loss of a major carrier, branch or customer; ● award or loss of a significant contract; ● a cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access

4 of its property or assets, whether at its facilities or through its information technology infrastructure; ● a new product or business line; ● a proposed debt or equity offering, or significant developments in borrowings, or financings or capital investments; ● a significant pricing change in our products or services; ● changes in accounting methods and write-offs; ● a declaration of a stock split, a public or private securities offering by us or a change in our dividend policies or amounts; ● the establishment of a repurchase program for Company securities; ● a change in senior management; ● a change in auditors or notification that the auditor’s report may no longer be relied upon; ● impositions of an event-specific restriction on trading in Company securities or the securities of another company or the extension or termination of such restriction; and ● pending or threatened significant litigation or government agency investigations, or resolution of such. Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new service or business line, the point at which negotiations or other developments are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. Non-public information. Non-public information is information that is not generally available to the investing public. If you are aware of material non-public information, you may not trade until the information has been widely disseminated to the public and the market has had sufficient time to absorb the information. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on a widely- available television or radio program, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees or if it is only available to a select group of analysts, brokers or institutional investors.

5 Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. For purposes of this policy, information will generally be considered public after the second full trading day following the Company’s public release of the information. For example, if we publicly disclosed the information on a Tuesday, the first day that trading could occur would be on Friday. If you are not sure whether information is material or non-public, consult with the Compliance Officer for guidance before engaging in any transaction in Company securities. Unauthorized Disclosure of Material Non-Public Information You are prohibited from disclosing any material non-public information concerning the Company (or any other company (1) with which the Company does business, such as the Company’s carriers, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with the Company that you obtained from your employment or relationship with us) to anyone inside the Company whose job does not require the person to have that information or outside the Company to any person, unless the disclosure is made in accordance with the Company’s disclosure and external communications policies. We are subject to laws that govern the timing of our disclosures of material information to the public and others. Only certain designated employees may communicate on behalf of the Company with the news media, securities analysts and investors. All inquiries from outsiders regarding material non-public information about the Company should be forwarded to the General Counsel, Julie Benes. Accordingly, when an inquiry is made by an outsider, the following response will generally be appropriate: “As to these types of matters, the Company’s spokesperson is Julie Benes. If there is any comment, she would be the one to contact.” Consequences of Violating Insider Trading Laws or This Policy The consequences of violating the securities laws or this policy can be severe. They include the following: Civil and criminal penalties. If you violate the insider trading or tipping laws, you may be required to ● pay civil penalties up to three times the profit made or loss avoided ● pay a criminal penalty of several times the amount of profits gained or losses avoided ● serve a jail term of up to 20 years. In addition, the Company and/or the supervisors of a person who violates these laws may also be subject to civil or criminal penalties if they did not take appropriate steps to prevent illegal trading.

6 Company Discipline. If you violate this policy or insider trading or tipping laws, you may be subject to disciplinary action by the Company, including termination of your employment. A violation of this policy is not necessarily the same as a violation of law and we may determine that specific conduct violates this policy, whether or not the conduct also violates the law. We are not required to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action. Reporting of Violations. Any employee, officer or director who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other employee, officer or director, must report the violation immediately to the Compliance Officer. Exceptions to This Policy Certain transactions in Company securities are not prohibited by this policy. These are: Stock Option Exercises. This policy does not apply to your exercise of an employee stock option. It also does not apply to your election to have the Company withhold shares subject to an option or subject to a restricted stock or restricted stock unit grant to satisfy tax withholding requirements. This policy does, however, apply to sales of shares received upon exercise of an option, or the vesting of a restricted stock grant or a restricted stock unit grant, including any broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or taxes due upon vesting of restricted stock or a restricted stock unit. 401(k) Plan. This policy does not apply to purchases of Company stock in our 401(k) plan resulting from your periodic contribution of money to the plan through a payroll deduction election. This policy does, however, apply to certain elections you may make under our 401(k) plan, including (a) an initial election to participate in the Company stock fund, (b) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (c) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (d) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (e) your election to prepay a plan loan if the prepayment will result in allocation of loan proceeds to the Company stock fund. It should be noted that sales of Company securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required. Rule 10b5-1 Trading Plans. This policy does not apply to trading in Company securities if the trades occur pursuant to a prearranged trading plan that complies with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, as well as any Company policies or guidelines concerning such plans and has been precleared by our Compliance Officer. Rule 10b5-1(c) provides an affirmative defense from insider trading liability for trades that occur pursuant to a prearranged “trading plan” that meets certain specified conditions. You must enter into the trading plan at a time when you were not aware of any material non-public information about the Company and you entered into such plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. In addition, the establishment and operation of the trading plan, as

7 well as any modification or termination of the plan prior to its scheduled expiration date, must (a) comply with the requirements of Rule 10b5-1(c) and any Company policies or guidelines concerning such plans, and (b) be precleared by our Compliance Officer. In preclearing the establishment, operation, modification or termination of a trading plan, neither the Company nor the Compliance Officer will be responsible for determining whether the plan is in compliance with the provisions of Rule 10b5-1(c). Compliance with Rule 10b5-1(c) is solely your responsibility. Post-Termination Transactions This policy will continue to apply to you after your employment or service has terminated with the Company until such time as any material non-public information that you possessed when your service terminated has become public or is no longer material. Company Assistance If you have a question about this policy or whether it applies to a particular transaction, contact our Compliance Officer for additional guidance. The Compliance Officer is Julie Benes.

CERTIFICATION I hereby acknowledge receipt of the TWFG, Inc. Amended and Restated Insider Trading Policy and agree to abide by its terms and conditions. Signature Print Name Date of Signature